EXHIBIT 99.1

SJW GROUP ANNOUNCES 2021 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 17, 2022 – SJW Group (NYSE: SJW) today reported financial results for the annual and fourth quarter ended December 31, 2021.

Annual Operating Results

SJW Group net income was $60.5 million for the year ended December 31, 2021, compared to $61.5 million for the same period in 2020. Diluted earnings per share were $2.03 and $2.14 for the years ended December 31, 2021 and 2020, respectively. SJW Group had previously provided a 2021 guidance range of $1.85 to $2.05 per diluted share.

Diluted earnings per share in 2021 includes $1.76 per share from ongoing operations plus the recognition of the Texas Water Alliance Limited (“TWA”) holdback amount of $2.6 million (net of tax) or $0.09 per share that was included as part of our 2021 guidance. In addition, SJW Group recorded non-recurring income related to the sale of nonutility property of $6.6 million (net of tax) or $0.22 per share and a gain on the sale of real estate investments of $0.8 million (net of tax) or $0.03 per share, partially offset by an impairment recognized on a long-lived asset of $1.9 million (net of tax) or $0.07 per share. Diluted earnings per share in 2020 includes $2.16 per share from ongoing operations and a non-recurring gain on the sale of real estate investments of $0.8 million (net of tax) or $0.03 per share, offset by non-recurring expenses related to the Connecticut Water Service, Inc. merger and integration fees of $1.5 million (net of tax) or $0.05 per share.

Operating revenue was $573.7 million for the year-to-date period ended December 31, 2021, compared to $564.5 million for the same period in 2020. The $9.2 million increase was attributable to $25.2 million in cumulative water rate increases, $2.5 million in the net recognition of certain regulatory mechanisms in Connecticut and Maine, $3.9 million in the recognition of balancing and memorandum accounts, which includes $3.2 million attributable to California’s Water Conservation Memorandum Account (“WCMA”), and $2.9 million in revenue from new customers, partially offset by a $24.7 million decrease in customer usage and $0.8 million in winter storm customer credits in our Texas service area.

Operating expenses for the year ended December 31, 2021 were $462.5 million, compared to $446.9 million in 2020, an increase of $15.6 million. Operating expenses include water production expenses of $229.1 million in 2021 compared to $225.8 million in 2020, an increase of $3.3 million. The increase in water production expenses was primarily attributable to $11.6 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses, $3.9 million due to a decrease in surface water supply production, and $1.3 million in higher cost recovery balancing and memorandum accounts, partially offset by $13.5 million in lower customer water usage. General and administrative expenses, for the year-to-date period ended December 31, 2021, increased $7.6 million primarily due to increases in insurance, compensation, accounts receivable activities, contracted work, and rate case expenses. In addition, depreciation and amortization was $5.1 million higher due to higher depreciable utility plant and maintenance costs was $3.9 million higher primarily due to a favorable change in the probability assessment of regulatory recovery of a hydro-turbine generator project reserve established in a prior year. Operating expenses also reflect a $2.2 million charge recorded for an impairment of a long-lived asset. These increases were partially offset by the gain on sale of nonutility property of $7.5 million.

Other expense and income for 2021 included the receipt of a $3.0 million holdback amount by the Guadalupe-Blanco River Authority related to the 2017 sale of SJW Group’s equity interest in TWA. No similar transaction occurred in 2020. In addition, there was a gain on the sale of a real estate investments of $0.9 million in 2021 and 2020.

The effective consolidated income tax rate for the years ended December 31, 2021 and 2020, was approximately 12%.

Fourth Quarter Financial Results

SJW Group net income was $18.0 million for the fourth quarter ended December 31, 2021, compared to $13.3 million for the same period in 2020. Diluted earnings per share were $0.60 and $0.46 for the quarters ended December 31, 2021 and 2020, respectively. Diluted earnings per share in 2021 includes $0.42 per share from ongoing operations and a gain on the sale of nonutility property of $6.4 million (net of tax) or $0.21 per share, and a gain on the sale of real estate investments of $0.8 million (net of tax) or $0.03 per share, partially offset by an impairment recognized on a long-lived asset of $1.9 million (net of tax) or $0.06 per share.

Fourth quarter operating revenue was $139.7 million compared to $135.7 million in the fourth quarter of 2020. The $4.0 million increase in revenue was primarily attributable to $10.0 million in cumulative water rate increases, $3.4 million in the recognition of balancing and memorandum accounts, which includes $3.2 million attributable to California’s WCMA, and $0.9 million in new customers, partially offset by a $10.5 million decrease in year over year customer usage.

Fourth quarter operating expenses was $108.1 million compared to $111.4 million in the fourth quarter of 2020. Operating expenses include water production expenses of $52.4 million in 2021 compared to $54.1 million in 2020, a decrease of $1.7 million. The decrease in water production expenses was primarily attributable to $7.8 million in lower customer usage, partially offset by $5.3 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses. General and administrative expenses increased $1.6 million and depreciation and amortization was $0.9 million higher. In addition, in 2021 the company recorded $2.2 million of expense on an impairment of a long-lived asset and a $7.5 million gain on the sale of nonutility property.

For the quarter ended December 31, 2021 and 2020, the change in other expense and income was primarily due to the gain/(loss) on sale of a real estate investments of $0.9 million and ($0.1) million, respectively.

The effective consolidated income tax rates for the quarters ended December 31, 2021 and 2020 were approximately 15% and (7%), respectively. The higher effective tax rate for the quarter ended December 31, 2021 was primarily due to a change in income before income taxes and impact of flow through items.

Regulatory Highlights

California

San Jose Water Company’s (“SJWC”) 2021 GRC application for new rates in 2022 through 2024 is pending before the California Public Utilities Commission (“CPUC”). The application seeks an increase of nearly $88 million in the revenue requirement over the three-year period, authorization for a $435 million capital budget, and requests to recover $18.5 million from balancing and memorandum accounts. SJWC filed for interim rates to be effective on January 1, 2022. SJWC and the Public Advocates Office filed a settlement agreement resolving all issues in the proceeding on January 13, 2022, which will be considered by the CPUC for adoption. The settlement recognizes the need for continued investments in the water system to deliver safe and reliable water service. Additionally, it further aligns authorized and actual consumption, particularly for business customers, addresses our water supply mix challenge, and provides greater revenue recovery in the fixed charge. New rates are anticipated in the second quarter of 2022.

The 2022-2024 cost of capital proceeding is also pending before the CPUC. The application requests increases in revenue and return on equity, an adjustment to the proposed capital structure, and a decrease in the cost of debt. If approved, new rates are expected to be effective in the third quarter of 2022.

SJWC’s Advanced Metering Infrastructure (“AMI”) application is pending before the CPUC. An all-party settlement agreement was submitted to the CPUC for adoption that would authorize the deployment of AMI outside of the capital budget requested in the 2021 general rate case (“GRC”). A final decision is anticipated in the second quarter of 2022.

Connecticut

The Connecticut Public Utilities Regulatory Authority (“PURA”) issued a final decision on Connecticut Water Company’s (“CWC”) Request for Reconsideration related to treatment of excess deferred income taxes in the July 28, 2021, GRC decision. The final decision allows CWC to increase annual revenues by an additional $2.1 million above the $5.2 million authorized in the July 28, 2021 GRC decision.

PURA also authorized a Water Infrastructure and Conservation Adjustment (“WICA”) of 2.44% effective on January 1, 2022. The increase was related to more than $22 million in completed WICA projects, many of which were not considered by PURA in the GRC because of the deadline in the proceeding for pro forma capital additions. The new WICA is expected to generate $2.6 million in additional revenue.

Between July 2021 and January 2022 the authorized revenues for CWC increased $9.9 million through the GRC, Request for Reconsideration and WICA.

Maine

Maine Water Company (“MWC”) previously received approval from the Maine Public Utilities Commission (“MPUC”) for an innovative rate-smoothing mechanism that provides a more gradual ramp to new rates driven by the $60 million project to replace a 138-year-old treatment plant in the Biddeford-Saco division.

A supplemental rate application for $6.9 million is pending with the MPUC which would be the second step in the multi-year rate plan for the project. MWC has entered settlement discussions with the Office of Public Advocate on this application and a decision is expected in the second quarter of 2022.

A third step filing associated with the new treatment facility is expected in the second half of 2022 following the completion of the new Saco River Drinking Water Treatment Facility.

MWC is planning to file GRC’s in four of its divisions prior to March 31, 2022. The filings are required under a settlement agreement with the MPUC related to the treatment of income taxes under the Tax Cuts and Jobs Act.

Texas

SJWTX, Inc. (“SJWTX”) closed on the acquisition of the Kendal West and Bandera East water/wastewater utilities in the fourth quarter. The company also closed on the acquisition of Texas Country Water in January 2022. Combined, these completed acquisitions added nearly 1,800 service connections, and expanded SJWTX’s service area. Overall, the company serves more than 24,000 service connections between Austin and San Antonio and 3 of the 5 fastest growing counties in the United States (Comal, Hays and Kendall Counties).

Infrastructure Investment

SJW Group completed $233.9 million in capital expenditures in 2021, which represents 97% of planned capital expenditures. In 2022, the company has a capital expenditure budget of $223 million to be allocated among its utility operations as follows: California, $115.1 million, Connecticut, $61.4 million, Maine, $21.8 million and Texas, $24.5 million. The California allocation does not include capital spending related to the AMI application pending before the CPUC. SJW Group plans to invest more than $1.3 billion in capital over the next 5 years, to build and maintain its water and wastewater operations, subject to regulatory approvals.

Environmental and Social Initiatives

The SJW Group Corporate Sustainability Report detailed the progress on our 2021 Environmental, Social and Governance (ESG) goals and identified the priorities in 2022 which focus on implementing processes and systems to track, monitor, report, and continuously improve in the areas of environmental performance, health and safety. In addition, clear expectations will be set for our vendors consistent with the SJW Group Human Rights Policy and ESG parameters in our Vendor Code of Conduct. Specifically, SJW Group has pledged to reduce greenhouse gas emissions by 50% from 2019 levels by the year 2030. The company also adopted a vendor code of conduct that aligns the company’s supply chain practices with its 2020 human rights policy. In addition, Eric W. Thornburg, chair, president and CEO of SJW Group, has signed onto the CEO Action for Diversity & Inclusion™ pledge on behalf of all employees and the board of directors to sustain the company’s momentum on diversity, equity and inclusion.

Institutional Shareholder Services’ (ISS) review of the company’s ESG activities resulted in improvements in Environmental and Social scores. Among its U.S. water utility peers, SJW Group is tied for the leading overall social score, and tied for second in the overall environmental score. The company has the best overall governance score possible, and has been recognized with a Prime status by ISS ESG. Prime status is awarded to those companies with an ESG performance above the sector-specific Prime threshold.

“The sustained commitment of our employees and leaders to their communities, the environment and shareholders has driven significant gains in our Institutional Shareholder Service’s environmental and social ratings, and it complements our solid governance rating,” stated Thornburg. “We foster the social responsibility in our culture and are committed to being a force for good in the community.” Additional information on ESG matters is in SJW Group’s 2021 corporate sustainability report at www.sjwgroup.com.

Dividend

As previously announced, on January 26, 2022, the Directors of SJW Group approved an increase in the 2022 annual dividend of $0.08 per share to $1.44 per share. A quarterly dividend of $0.36 per share is payable on March 1, 2022, to shareholders of record at the close of business on February 7, 2022. This marks SJW Group’s 314th quarterly consecutive dividend payment. For 54 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.

Earnings Call Information

Eric W. Thornburg, chairman of the board, president and chief executive officer, Andrew F. Walters, chief financial officer and treasurer, and James P. Lynch, chief accounting officer, will review the results in a live webcast presentation at 10:00 a.m. PT, 1:00 p.m. ET on February 18, 2022.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until April 25, 2022.

About SJW Group

SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to about 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contacts

James P. Lynch, 408-279-7966
Chief Accounting Officer

Andrew F. Walters, 408-279-7818
Chief Financial Officer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
REVENUE	$139,737	135,700	$573,686	564,526
OPERATING EXPENSE:
Production expenses:
Purchased water	21,797	23,770	98,231	100,723
Power	2,938	3,185	13,511	13,330
Groundwater extraction charges	16,447	17,277	75,866	71,359
Other production expenses	11,173	9,915	41,475	40,380
Total production expenses	52,355	54,147	229,083	225,792
Administrative and general	22,400	20,824	87,332	79,741
Maintenance	6,810	6,188	26,031	22,158
Property taxes and other non-income taxes	8,175	7,524	30,964	29,886
Depreciation and amortization	23,613	22,727	94,400	89,279
Gain on sale of nonutility properties	(7,494)	—	(7,494)	—
Impairment of long-lived asset	2,211	—	2,211	—
Total operating expense	108,070	111,410	462,527	446,856
OPERATING INCOME	31,667	24,290	111,159	117,670
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(13,684)	(14,617)	(54,339)	(54,255)
Pension non-service cost	331	(104)	1,330	(374)
Gain (loss) on sale of real estate investments	927	(102)	927	948
Gain on sale of Texas Water Alliance Limited	—	—	3,000	—
Other, net	1,988	2,971	6,770	5,906
Income before income taxes	21,229	12,438	68,847	69,895
Provision for income taxes	3,210	(846)	8,369	8,380
NET INCOME	18,019	13,284	60,478	61,515
Other comprehensive income (loss), net	768	(1,142)	901	(1,190)
COMPREHENSIVE INCOME	$18,787	12,142	$61,379	60,325

EARNINGS PER SHARE:
Basic	$0.60	0.47	$2.04	2.16
Diluted	$0.60	0.46	$2.03	2.14
DIVIDENDS PER SHARE	$0.34	0.32	$1.36	1.28
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	29,912	28,556	29,601	28,522
Diluted	30,061	28,719	29,736	28,695

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
Utility plant:
Land	$39,004	36,845
Depreciable plant and equipment	3,381,908	3,198,060
Construction in progress	176,427	109,976
Intangible assets	36,276	35,167
Total utility plant	3,633,615	3,380,048
Less accumulated depreciation and amortization	1,136,116	1,045,136
Net utility plant	2,497,499	2,334,912

Real estate investments and nonutility properties	57,632	58,129
Less accumulated depreciation and amortization	15,951	14,783
Net real estate investments and nonutility properties	41,681	43,346

CURRENT ASSETS:
Cash and cash equivalents:
Cash	10,908	5,269
Restricted cash	1,211	4,000
Accounts receivable	60,742	58,142
Accrued unbilled utility revenue	44,026	44,950
Current regulatory assets, net	2,629	1,748
Prepaid expenses	9,667	8,097
Other current assets	4,902	5,125
Total current assets	134,085	127,331

OTHER ASSETS:
Regulatory assets, net	151,992	156,482
Investments	15,784	14,367
Goodwill	640,471	628,144
Other	4,461	6,883
	812,708	805,876
	$3,485,973	3,311,465

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares in 2021 and 2020; issued and outstanding shares 30,181,348 on December 31, 2021 and 28,556,605 on December 31, 2020	$30	29
Additional paid-in capital	606,392	510,158
Retained earnings	428,260	408,037
Accumulated other comprehensive loss	(163)	(1,064)
Total stockholders’ equity	1,034,519	917,160
Long-term debt, less current portion	1,492,935	1,287,580
Total capitalization	2,527,454	2,204,740

CURRENT LIABILITIES:
Lines of credit	62,996	175,094
Current portion of long-term debt	39,106	76,241
Accrued groundwater extraction charges, purchased water and power	17,200	19,184
Accounts payable	30,391	34,200
Accrued interest	14,174	12,861
Accrued payroll	11,583	14,012
Other current liabilities	27,821	19,203
Total current liabilities	203,271	350,795

DEFERRED INCOME TAXES	200,451	191,415
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	447,172	421,132
POSTRETIREMENT BENEFIT PLANS	83,576	121,597
OTHER NONCURRENT LIABILITIES	24,049	21,786
COMMITMENTS AND CONTINGENCIES
	$3,485,973	3,311,465